EXHIBIT 1.1
THE CASH STORE FINANCIAL SERVICES INC.
AUDIT COMMITTEE CHARTER

1.	PURPOSE

1.1	The primary duties and responsibilities of the Audit Committee of the board of directors (“Board of Directors”) of The Cash Store Financial Services Inc. (the “Corporation”) are to:

(a)	assist the Board of Directors with its oversight of the integrity of the Corporation’s financial statements and the Corporation’s compliance with legal and regulatory requirements;

(b)	review and recommend to the Board for approval, prior to their public release, all material financial information required to be gathered and disclosed by the Corporation;

(c)	oversee management designed and implemented accounting systems and internal controls; and

(d)
be directly responsible for recommending, engaging, supervising, arranging for the compensation of and ensuring the independence and qualifications of any external auditor to the Corporation engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Corporation.

2.	COMPOSITION AND MEETINGS

2.1
The Audit Committee will be comprised of at least three members of the Board each of whom will at all times be independent and financially literate as those terms are defined in National Instrument 52- 110 Audit Committees and the NYSE Listed Company Manual, and possess:

(a)	an understanding of the accounting principles used by the Corporation to prepare its financial statements;

(b)	the ability to assess the general application of such accounting principles in connection with the accounting for estimates, accruals and reserves;

(c)
experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the Corporation’s financial statements, or experience actively supervising one or more individuals engaged in such activities; and

(d)	an understanding of internal controls and procedures for financial reporting.

2.2
The Audit Committee shall have at least one audit committee financial expert who has acquired the attributes listed above through education and experience as a principal financial officer, principal accounting officer, controller, public accountant, auditor, experience in positions performing similar functions, experience supervising persons performing similar functions, experience overseeing or assessing the performance of companies or public accountants with respect to preparation, auditing or evaluation of financial statements, or other relevant experience.

2.3	The Audit Committee is required to meet in person, or by telephone conference call at least once each quarter and as often thereafter as required to discharge the duties of the Audit Committee.

2.4	Each member of the Audit Committee shall serve at the pleasure of the Board of Directors and, in any event, only so long as that person shall be an independent director. The Board of Directors may remove a member of the Audit Committee at any time in its sole discretion by resolution of the Board of Directors. The Directors may fill vacancies in the Audit Committee by election from among their number.

2.5
In connection with the appointment of the members of the Audit Committee, the Board of Directors will determine whether any proposed nominee for the Committee serves on the audit committees of more than three public companies. To the extent that any proposed nominee for membership on the Audit Committee serves on the audit committees of more than three public companies, the Board of Directors will make a determination as to whether such simultaneous services would impair the ability of such member to effectively serve on the Audit Committee and may disclose such determination in the Corporation’s annual report on Form 40-F or Form 20-F, as applicable, filed with the United States Securities and Exchange Commission (the “SEC”).

2.6
The Chairman of the Audit Committee appointed by the Board will, in consultation with the members, determine the schedule, time and place of meetings, and in consultation with management and the external auditor, establish the agenda for meetings.

2.7
Notice of the time and place of every meeting shall be given in writing, by email or facsimile to each member of the Audit Committee at least 24 hours prior to the time fixed for such meeting, provided that a member may in any manner waive a notice of meeting.

2.8	The Committee should hold an in-camera session without management present, including management directors, as a regular feature of each regularly scheduled Committee meeting.

3.	QUORUM

3.1	A quorum for a meeting of the Audit Committee shall be a majority of members present in person or by telephone conference call.

4.	RESPONSIBILITIES

The Audit Committee is responsible for:

4.1
Financial Reporting - Prior to public disclosure, the Audit Committee will meet to review and discuss with senior management and the independent external auditors and to recommend to the Board of Directors for approval, the Corporation’s:

(a)	annual consolidated financial statements and interim unaudited consolidated financial statements;

(b)	annual and interim management discussion and analysis of financial condition and results of operations (MD&A);

(c)	earnings press release and earnings guidance, if any; and

(d)
financial public disclosure documents, including but not limited to, prospectuses, press releases with financial results and relevant sections of the Corporation’s Annual Information Form, Management Information Circular, Annual Report and SEC Form 40-F or Form 20-F, as applicable.

4.2    Accounting and Financial Management

(a)	The Audit Committee will review, together with management, the internal auditor and the external auditors:

(i)	the Corporation’s major accounting policies (including the impact of alternative accounting policies), key management estimates, risks and judgments that could materially affect the financial results and whether they should be disclosed in the MD&A;

(ii)	any proposed changes to the Corporation’s accounting policies including alternative treatment available to the Corporation;

(iii)	emerging accounting issues and their potential impact on the Corporation’s financial reporting;

(iv)	the evaluation by either the internal or external auditors of the Corporation’s internal control systems, and management’s responses to any identified weaknesses; and

(v)	the evaluation by management of the adequacy and effectiveness in the design and operation of the Corporation’s disclosure controls and internal controls over financial reporting.

(b)	The Audit Committee will:

(i)
be satisfied and obtain reasonable assurances from management and the external auditors that accounting systems are reliable; prescribed internal controls are effective; and adequate procedures are in place for the review of the disclosure of financial information extracted or derived from the Corporation’s financial statements;

(ii)	periodically assess the adequacy of accounting systems, internal controls and procedures for the review of disclosure of financial information;

(iii)	review control weaknesses identified by the external auditor and management's response;

(iv)	review with the external auditor its view of the qualifications and performance of the key financial and accounting executives;

(v)	discuss issues of its choosing with the external auditor, management and corporate counsel; and

(vi)
make inquiries of the external auditor and legal counsel to the Corporation regarding potential claims, assessments, contingent liabilities, and legal and regulatory matters that may have a material impact on the financial statements of the Corporation.

4.3     Whistleblower Complaint Procedures

The Committee will:

(a)
establish procedures for the confidential anonymous submission by employees of the Corporation of concerns regarding questionable accounting or auditing matters. Following the receipt of any complaints received submitted through the confidential process established by the Corporation, if a complaint is deemed to require further investigation, the Audit Committee shall take appropriate steps to carry out such investigation, including appointing the appropriate investigators with respect to such complaint; and

(b)
establish procedures for the receipt and treatment of complaints received by the Corporation regarding accounting, internal accounting controls and auditing matters and the retention (for at least 7 years) of copies of concerns and evidence of investigations.

4.4    Independent Audit Function

To preserve the independence of the external auditor responsible for preparing or issuing an auditor’s report or performing other audit, review or attest services for the Corporation, the external auditors will report directly to the Audit Committee and the Committee will be directly responsible for:

(a)
maintaining direct communications with the external auditors ensuring that the external auditor is answerable to the Audit Committee, as representatives of the shareholders, rather than to the executive officers and management of the Corporation;

(b)	overseeing the work of the external auditor;

(c)	recommending to the Board of Directors the external auditor to be nominated;

(d)	recommending to the Board of Directors the external auditor’s compensation;

(e)	evaluating the external auditor’s qualifications, performance and independence including by annually reviewing:

(i)	a report of the auditor describing its internal quality-control procedures;

(ii)	material issues raised by its most recent internal quality-control review; and

(iii)	the results of any inquiry or investigation by government or professional authorities of the auditor within the last five years;

(f)
reviewing the experience and qualifications of the senior members of the external auditors, ensure that the lead audit partner is replaced periodically in accordance with applicable law, and that the audit firm continues to be independent;

(g)	annually, prior to public disclosure of its annual financial statements, confirming that the external auditor has current participant status with the Canadian Public Accountability Board;

(h)
reviewing and pre-approving any engagements for non-audit services to be provided by the external auditor and its affiliates in light of the estimated fees and impact on the external auditor’s independence;

(i)
reviewing and approving the Corporation’s hiring policies regarding partners, employees and former partners and employees of the present and most recent former external auditor of the Corporation in compliance with the requirements set out in section 2.4 of National Instrument 52-110;

(j)	pre-approving all audit services;

(k)
meet with the external auditor prior to the audit to review the scope and general extent of the external auditor’s annual audit including planning and staffing the audit and the factors considered in determining the audit scope, including risk factors;

(l)	meeting with the external auditor to:

(i)	review significant changes to the audit plan, if any,

(ii)
review any disputes or difficulties with management encountered during the audit, including any disagreements which, if not resolved, would have caused the external auditor to issue a non-standard report on the Corporation’s financial statements; and

(iii)	review the co-operation received by the external auditor during its audit and interim reviews including their ability to access all requested records, data and information;

(m)	meeting with the external auditor at least annually in the absence of management;

(n)	resolving any disagreements between management and the external auditor;

(o)	discussing or reviewing specific issues that arise from time-to-time with the external auditor; and

(p)	directing the external auditor’s examinations to particular issues.

4.5    Internal Audit Function

The Audit Committee will:

(a)	approve the appointment, replacement, or dismissal of the Vice President of the internal audit group;

(b)	review and approve the compensation of the Vice President of the internal audit group;

(c)
review and approve the reporting relationship of the internal auditor to ensure that an appropriate segregation of duties is maintained and that the internal auditor has an obligation to report directly to the Audit Committee on matters affecting the Audit Committee’s duties, irrespective of his or her other reporting relationships;

(d)	direct the Vice President of the internal audit group to review any specific areas the Committee deems necessary;

(e)	consider and review the following issues with management and the Vice President of internal audit:

i.	significant findings of the internal audit group as well as management’s response to them;

ii.	any difficulties encountered in the course of their internal audits, including any restrictions on the scope of their work or access to required information;

iii.	the internal auditing budget and staffing;

iv.	the Audit Services Charter; and

v.	compliance with The Institute of Internal Auditors’ Standards for the Professional Practice of Internal Auditing.

5.	RISK MANAGEMENT

The Audit Committee will:

(a)
discuss the Corporation’s policies with respect to risk assessment and risk management, including guidelines and policies to govern the process by which risk assessment and risk management are undertaken;

(b)
review transactions involving the Corporation and “related parties” as that term is defined in Multilateral Instrument 61-101 Protection of Minority Security Holders in Special Transactions (collectively, “Related Party Transactions”);

(c)	monitor any Related Party Transactions and report to the Board of Directors on a regular basis regarding the nature of any Related Party Transactions;

(d)	oversee and monitor any litigation, claim or regulatory investigation or proceeding involving the Corporation;

(e)	review and approve annually, directors’ and officers’ third party liability insurance coverage; and

(f)	review and monitor the Corporation’s insurance claims.

6.	REPORTING

6.1
The Audit Committee is responsible, following each meeting, to report to the Board of Directors regarding its activities, findings, recommendations, any issues that arise with respect to the quality or integrity of the Corporation’s financial statements, compliance with applicable law, the performance and independence of the external auditor and the effectiveness of the internal audit function.

6.2
The Audit Committee will prepare any reports required to be prepared by the Committee under applicable law including quarterly reports regarding ongoing investigations made pursuant to the Corporation’s Whistleblower Policy.

7.	AUTHORITY

7.1
The Audit Committee has the power to, at the expense of the Corporation and as it determines necessary, retain, instruct, compensate and terminate independent advisors (including independent counsel) to assist the Audit Committee in the discharge of its duties.

8.	OTHER

8.1
The Audit Committee is responsible to annually review its own performance, and in its discretion, make recommendations to the Board of Directors regarding changes to its Charter and the position description of its Chairman.

Approved by the Board of Directors - December 11, 2013